UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 30, 2020

Schrödinger, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-39206	95-4284541
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 West 45th Street, 17th Floor New York, New York	10036
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 295-5800

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	SDGR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 30, 2020, the Board of Directors (the “Board”) of Schrödinger, Inc. (the “Company”), upon the recommendation of the Nominating and Corporate Governance Committee of the Board, elected Gary Ginsberg and Jeffrey Chodakewitz, M.D. as members of the Board, effective immediately. In connection with the elections of Mr. Ginsberg and Dr. Chodakewitz, the Board increased the number of directors comprising the Board from seven to nine.

Mr. Ginsberg will serve as a class I director with a term expiring at the 2021 annual meeting of stockholders and thereafter until his successor has been duly elected and qualified or until his earlier death, resignation or removal. Mr. Ginsberg will also serve on the Audit Committee of the Board.

Mr. Ginsberg has served as senior vice president and global head of communications at SoftBank Group Corp. (“Softbank”), an investment bank, since November 2018. Before joining SoftBank, Mr. Ginsberg served as executive vice president of corporate marketing and communications at Time Warner Inc., a media company, from February 2011 to August 2018. Prior to that, Mr. Ginsberg spent 11 years at News Corporation, a media company, most recently as executive vice president of global marketing and corporate affairs and a member of the office of the chairman. Mr. Ginsberg currently serves on the board of directors of Synacor, Inc., a publicly traded technology company, and Townsquare Media, Inc., a publicly traded media company. Mr. Ginsberg received an A.B. in History from Brown University and a J.D. from Columbia University School of Law.

Dr. Chodakewitz will serve as a class II director with a term expiring at the 2022 annual meeting of stockholders and thereafter until his successor has been duly elected and qualified or until his earlier death, resignation or removal. Dr. Chodakewitz will also serve on the Nominating and Corporate Governance Committee of the Board.

Dr. Chodakewitz has served as a senior advisor to Blackstone Life Sciences, a life sciences fund, since March 2019. Before joining Blackstone Lifesciences, Dr. Chodakewitz served as executive vice president, clinical medicine and external innovation, at Vertex Pharmaceuticals Incorporated (“Vertex”), a publicly traded pharmaceutical company, from April 2018 to March 2019. Dr. Chodakewitz served as executive vice president, global medicines development and medical affairs, and chief medical officer of Vertex from October 2014 to March 2018. Dr. Chodakewitz served as senior vice president and chief medical officer of Vertex from January 2014 to October 2014. Prior to joining Vertex, Dr. Chodakewitz spent over 20 years at Merck & Co., Inc., a pharmaceutical company, where he held a variety of roles including vice president of clinical research—infectious diseases & vaccines, vice president of clinical pharmacology/early stage development, senior vice president of late stage development, and senior vice president of global scientific strategy (infectious diseases, respiratory/immunology). Dr. Chodakewitz currently serves on the boards of Tetraphase Pharmaceuticals Inc., and resTORbio, Inc., each publicly-traded biopharmaceutical companies. Dr. Chodakewitz received a B.S. in Biochemistry from Yale University and an M.D. from the Yale University School of Medicine.

There are no arrangements or understandings between Mr. Ginsberg or Dr. Chodakewitz and any other persons pursuant to which either was elected as a director. There are no transactions in which either Mr. Ginsberg or Dr. Chodakewitz has an interest requiring disclosure under Item 404(a) of Regulation S-K of the Securities Act of 1933, as amended.

Mr. Ginsberg and Dr. Chodakewitz will receive compensation for their service as non-employee directors and for committee service in accordance with the Company’s Director Compensation Policy, a copy of which was filed as Exhibit 10.7 to the Company’s Registration Statement on Form S-1/A (File No. 333-235890) filed with the Securities and Exchange Commission on January 27, 2020, including the award to each of a one-time nonqualified stock option under the Company’s 2020 Equity Incentive Plan to purchase 25,216 shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”) at an exercise price of $46.40 per share, which was equal to the closing price of the Common Stock on the Nasdaq Global Select Market on the effective date of Mr. Ginsberg’s and Dr. Chodakewitz’s elections.

In addition, in connection with their elections, each of Mr. Ginsberg and Dr. Chodakewitz will enter into the Company’s standard form of indemnification agreement, a copy of which was filed as Exhibit 10.21 to the Company’s Registration Statement on Form S-1 (File No. 333-235890) filed with the Securities and Exchange Commission on January 10, 2020. Pursuant to the terms of the indemnification agreement, the Company may be required, among other things, to indemnify each director for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts actually and reasonably incurred by each director in any action or proceeding arising out of each directors service as a director of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCHRÖDINGER, INC.

Date: May 4, 2020	By:	/s/ Ramy Farid
	Name:	Ramy Farid
	Title:	President and Chief Executive Officer